UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2015

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 300 Park Center I
6100 Oak Tree Boulevard
Independence, Ohio 44131
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item    1.01.    Entry into a Material Definitive Agreement.

Letters of Intent

On April 29, 2015, GrafTech International Ltd. (the “Company”) and Brookfield Capital Partners Ltd. (“Brookfield”) entered into a letter of intent pursuant to which the Company and Brookfield agreed to use their commercially reasonable best efforts to prepare and negotiate definitive documents, reasonably and in good faith, for the issuance and sale by the Company to Brookfield, for an aggregate purchase price of $150,000,000, of a total of 150,000 shares of the Company's 7% convertible preferred stock in accordance with the terms set forth in a term sheet (the “Preferred Term Sheet”).

The convertible preferred stock would be issued in two series. One series (the “Series A Preferred Stock”) would be immediately convertible, at Brookfield's option, into common shares equal to up to 19.9% of the currently outstanding shares of common stock of the Company at a conversion price of $5.00 per common share, subject to customary anti-dilution adjustments. The other series would become convertible into shares of Series A Preferred Stock that would be convertible into up to 2% of the currently outstanding shares of the common stock of the Company, upon approval by the Company's shareholders in accordance with New York Stock Exchange requirements. Following the issuance of the convertible preferred stock, Brookfield would have the right to designate two members for election to the Company's board of directors for so long as Brookfield owns 75% of the originally issued convertible preferred stock, and one such member for so long as Brookfield owns 25% of the originally issued convertible preferred stock.

The convertible preferred stock would be entitled to an annual dividend at the rate of 7.0% prior to any distribution with respect to any of the Company’s stock junior to the convertible preferred stock, due and payable quarterly in arrears in cash. Dividends would be cumulative and would accrue until paid. The convertible preferred stock would have a liquidation preference equal to the greater of $1,000 per share, plus all accrued and unpaid dividends thereon, whether or not declared and the amount the holders of the convertible preferred stock would have received had they converted the convertible preferred stock into shares of common stock. The proceeds from the sale of the convertible preferred stock, together with proceeds available under the Term A Loan Facility under the Amended and Restated Credit Agreement and other cash resources available to the Company, would be used by the Company to repay the Company's senior subordinated notes due to mature in November 2015.

For so long as it owns 25% or more of the original convertible preferred stock, Brookfield would be entitled to preemptive rights with respect to equity offerings, in order to enable Brookfield to maintain its proportionate equity ownership interest, subject to certain exceptions. The Preferred Term Sheet also provides that the convertible preferred stock would include certain mandatory and optional redemption rights and a change of control put right. Brookfield would not be permitted to sell or transfer any of the convertible preferred stock to any competitor, key supplier or vendor of the Company as specified by the Company. In general, holders of the convertible preferred stock would be entitled to vote as a class on matters adversely affecting the convertible preferred stock and relating to designation of its board nominees and would generally be entitled to vote, on an as converted basis, together with the holders of common stock, as a single class, on other matters. The Preferred Term Sheet provides that, so long as 25% of the originally issued convertible preferred stock is outstanding, holders of a majority of the convertible preferred stock would have veto rights over issuances of senior or parity securities, changes to the certificate of incorporation that are adverse to the convertible preferred stock and increases in the size of the Company’s board of directors to more than eleven.

The Preferred Term Sheet provides that the issuance and sale of the convertible preferred stock would be subject to customary closing conditions including the expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The convertible preferred stock would be sold without registration under the Securities Act of 1933, as amended (the “Act”), or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Act and in reliance on similar exemptions under applicable state laws.  Because the convertible preferred stock is not expected to be registered, it may not be offered or sold by Brookfield absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Act. The Preferred Term Sheet provides that Brookfield would be entitled to customary demand, piggyback and shelf registration rights with respect to the shares of common stock underlying the convertible preferred stock.

On April 29, 2015, the Company and Brookfield also entered into a letter of intent pursuant to which the Company and Brookfield agreed to use their commercially reasonable best efforts to prepare and negotiate definitive documents, reasonably and in good faith, for a tender offer by Brookfield to purchase all of the outstanding shares of the Company's common stock at a purchase price of $5.05 per share, in accordance with the terms set forth in a term sheet (the “TO Term Sheet”).

The TO Term Sheet provides that the tender offer would commence within five days of signing a definitive agreement. The Company would have 35 days, commencing immediately upon the public announcement of the execution of a definitive agreement (subject to extension under certain circumstances), to solicit alternative proposals (the “Go-Shop Period”). The definitive agreement would provide for customary terms and conditions, including a fiduciary out if a superior proposal becomes available and termination rights for Brookfield in the event of a material adverse change affecting the Company. In general, if the fiduciary out is exercised during the Go-Shop Period (or with respect to a party that makes a proposal during the Go-Shop Period, the 15 days thereafter), the Company would be required to pay Brookfield a break fee of $7.5 million or, if such fiduciary out is exercised thereafter, $20 million.

The TO Term Sheet provides that the tender offer would expire on the 10th business day after the Go-Shop Period, if not extended. Pursuant to the TO Term Sheet, acceptance of and payment for shares of common stock tendered would be conditioned on at least approximately 15% of the currently outstanding shares of common stock being tendered and not withdrawn and satisfaction or waiver of other customary closing conditions, including the expiration or earlier termination of any applicable waiting period under the HSR Act. Pursuant to the TO Term Sheet, Brookfield would be subject to certain standstill provisions, voting restrictions and related party transaction restrictions. If more than approximately 75% of such shares are tendered and not withdrawn and such other customary closing conditions are waived or satisfied, the remaining shares would be acquired in a merger transaction at the same price.

For as long either letter of intent remains in effect (until otherwise provided in the proposed definitive agreements described above), the Company will not be permitted to solicit, initiate, encourage, induce or facilitate a competing proposal from a party other than Brookfield. The Company will be required to pay Brookfield a termination fee of $7.5 million if it breaches such obligations during such period. After 30 days, either party may terminate either letter of intent at any time. The Company will also be required to reimburse Brookfield for its reasonable, out-of-pocket fees and expenses (including the reasonable fees and expenses of legal counsel, accountants, investment bankers, brokers, or other representatives or consultants) up to $500,000 incurred in connection with the transactions contemplated by the letters of intent.

     There can be no assurance that definitive agreements with respect to the convertible preferred stock or tender offer will be executed or that either transaction will be consummated. The foregoing descriptions of the letters of intent do not purport to be complete and are qualified in their entirety by reference to the letters of intent, copies of which are filed as exhibits to this Current Report on Form 8-K.

Item    8.01.    Other Events.

Press Release

On April 29, 2015, the Company issued a press release announcing that the Company entered into the letters of intent described above. A copy of such press release is attached as Exhibit 99.3 to this Form 8-K and is incorporated herein by reference.

Item    9.01.    Financial Statements and Exhibits.

The exhibits required to be filed as a part of this Current Report on Form 8-K are listed in the Exhibit Index attached hereto and incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date:	April 30, 2015	By:	/s/ John D. Moran
John D. Moran
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Letter of Intent Relating to Sale of 7% Convertible Preferred Stock
99.2	Letter of Intent Relating to Tender Offer
99.3	Press Release